PRODUCTION SERVICES AGREEMENT

This Production Services Agreement (the “Agreement”) entered into this 29th day of July 2016 between Battlers Corp. (the “Contractor”), and Focus on Peristeri ES (the “Customer”).

WHEREAS, Contractor is in the business of providing production and postproduction work for feature videos, and

WHEREAS, the Customer and Contractor desire to enter into an agreement whereby the Contractor will perform production and postproduction services for the Customers’ advertising, promotional, personal or other kind of videos in accordance to Customer’s needs.

IT IS THEREFORE AGREED:

1.      The project is the production of a feature-length of promotional video, commercial films about innovative developments currently being used in accordance to Customer's description. The planned videos, with specific running time, will include interviews, re-enactments shot both on location and on sound stages, including "green screen" related effects and underwater photography, B-roll and stock footage from a variety of sources.  Customer shall have total responsibility for creation and production of all production elements, including but not limited to those described above, and undertakes to deliver such elements to Contractor in a High Definition Digital format.

2.      Production and postproduction Services.  Contractor agrees to perform production services for the commercial, including editing, creation and rendering of effects, digital compositing, sound effects, sound mix, color correction and mastering and deliverable outputs of the commercial or related type of video (the “Services”). Contractor's rates and specific service must be provided in service order to each request from Customer to Contactor. Any variances, including added work or overages, will be mutually agreed upon between the parties, before such work is undertaken.

3.      Consideration. Contractor agrees to provide the Services and Customer agrees to pay for the Services for the price specified in the invoice to each Service provided by Contractor. Customer agrees to place an order to Contractor for a minimum annual amount of $1,000. The terms of this Agreement are valid for one year from the signature date mentioned above.

4.      Notices. Any notice or other communications required or permitted under this Agreement shall be in writing and may be delivered, personally, by facsimile, or by prepaid registered mail addressed to the addresses set forth below, or to such other address as the addressee may have specified by notice under this provision.  Any such notice or other communication, if delivered or mailed, shall be deemed to have been given when received, and if by facsimile, shall be deemed to have been given when the sender receives the appropriate transmission report acknowledging receipt. All notices shall be sent to the parties as follows:

If to Contractor: Stepan Feodosiadi, President Battlers Corp. Delfon 2, Athens 106 80 Greece	If to Customer: Alexis Karanikis Focus on Peristeri ES 50 Vasileos Alexandrou Street, Agiii Taxiarhes, Isogeio, 121 34 Peristeri Attica Greece

IN WITNESS WHEREOF, the parties hereto have executed this Production Services Agreement as of the date first set forth above.

Contractor: Battlers Corp. By: /s/ Stepan Feodosiadi Stepan Feodosiadi, President	Customer: Focus on Peristeri ES By: /s/ Alexis Karanikis Alexis Karanikis